Exhibit 15.2
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-124166 and 333-126199), Form S-4 (333-50842) and Form S-8 (33-45820, 333-01259, 333-01255, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of Sysco Corporation of our report dated November 8, 2006 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Form 10-Q for the quarter ended September 30, 2006.
/s/ Ernst & Young LLP
Houston, Texas
November 8, 2006